Exhibit 99.1

DeVry Inc. Announces Proposed Changes to Board of Directors

Julia A. McGee Announces Intent to Retire From Board; Alan G. Merten Nominated to Fill Board Vacancy

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--September 4, 2012--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced changes to its board of directors proposed to take effect at its annual meeting of stockholders on Nov. 7, 2012. Julia A. McGee, a board member since 1994, has notified the Board that she does not intend to stand for re-election upon expiration of her current term. The Board announced it has nominated Dr. Alan G. Merten to fill the Class III vacancy created by the departure of McGee, and will recommend that stockholders elect him to DeVry’s Board at the annual meeting.

“On behalf of the entire board, I thank Julie for her exceptional contributions to DeVry over the years,” said Dr. Harold Shapiro, DeVry’s chairman. “We are delighted that Dr. Merten has agreed to be nominated to DeVry’s board of directors, and we are confident that his industry knowledge and perspective will make him a valuable addition.”

“It has been my privilege to serve as director of DeVry for the past 18 years,” McGee said. “I know that Dr. Merten, having served as president of George Mason University for 16 years and prior to that as dean of two of the country’s leading business schools, will bring extraordinary knowledge and experience to DeVry’s board.”

About Julia A. McGee

McGee, 69, has been a director of DeVry Inc. since November 1994. She retired at the end of 2007 from Harcourt Inc., where she served as group president and CEO for six operating units that included trade, library and school publishing from 2003 to 2007. Prior to joining Harcourt, she served as president of Basal and Test Publishing at McGraw-Hill Education and earlier as executive vice president for education at Scholastic, Inc.

From 1991 to 2000, McGee was president of McDougal Littell & Co. and, upon its acquisition by Houghton Mifflin, a publishing company, in 1994, she also became executive vice president of Houghton Mifflin. Before she joined McDougal Littell as editorial director in 1988, McGee was a senior manager at Ligature Inc. and, for three years, director of marketing and software development for a division of Tandy Corporation. McGee received her undergraduate and master’s degrees in English literature from the University of Oklahoma and completed the Summer Executive Program at Stanford University. She was the chair of the Executive Committee of the School Division of the American Association of Publishers for two terms and an instructor in the summer Publishing Program at Stanford.

About Dr. Alan G. Merten

Dr. Merten, 70, was the president of George Mason University from 1996 until June 30, 2012. Prior to coming to George Mason University, Dr. Merten was the dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996. He was dean of the College of Business Administration at the University of Florida from 1986 to 1989, where he also served as a professor of information systems. From 1970 to 1986, he was on the faculty of the University of Michigan, first as an assistant professor of industrial and operations engineering. Dr. Merten served as associate dean in the Michigan Business School where he was responsible for executive education and computing services.

Dr. Merten has held academic appointments in both engineering and business, and academic and business positions in Hungary and France. He has served on business and government councils and committees, holding several leadership roles. Dr. Merten was chair of the National Research Council's Committee on Workforce Needs in Information Technology and a member of the Virginia Governor's Blue Ribbon Commission on Higher Education. Dr. Merten holds a bachelor’s in mathematics from the University of Wisconsin, a master’s in computer science from Stanford University and a Ph.D. in Computer Science from the University of Wisconsin. Dr. Merten currently serves as a trustee of First Potomac Real Estate Investment Trust, director emeritus of Cardinal Financial Corporation, and as a member of the Legg Mason Fixed Income Mutual Funds board.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, 630-353-3800
jbates@devry.com
or
Media Contact:
Larry Larsen, 312-895-4717
llarsen@sardverb.com